Exhibit 99.2

[Horace Mann Educators Corporation logo]

Contact:

Dwayne D. Hallman

Senior Vice President - Finance

Horace Mann Educators Corporation

(217) 788-5708

www.horacemann.com

HORACE MANN ESTIMATES FOURTH QUARTER IMPACT

OF HURRICANES, LOWERS 2005 EARNINGS ESTIMATE

SPRINGFIELD, Ill., December 13, 2005 — Horace Mann Educators Corporation (NYSE:HMN) estimates its fourth quarter 2005 financial impact from Hurricanes Rita and Wilma will total approximately $13 million to $16 million pretax, net of anticipated reinsurance recoveries. The total impact of catastrophe losses and loss adjustment expenses in the quarter is estimated to be approximately $16 million to $21 million pretax.

Hurricane Rita occurred in late September. Reflecting additional information regarding claims from Rita, and due primarily to a reestimation of the average cost per claim, estimated gross losses have increased to between $20 million and $22 million, compared to the company’s prior estimate of $10 million. Net of anticipated reinsurance, current estimated losses and related expenses for Hurricane Rita are approximately $11 million, compared to $10 million pretax recorded in net income for the nine months ended September 30, 2005.

The company’s estimated gross losses from Hurricane Wilma, which struck Florida in late October as a Category 3 hurricane, are $12 million to $15 million. Reinsurance recoveries are not available to offset this level of estimated losses from Wilma due to the fact that a portion of the company’s catastrophe reinsurance coverage has been fully utilized for Hurricanes Katrina and Rita. The company’s estimated losses for Hurricane Katrina remain unchanged.

In addition to Hurricane Wilma and the additional losses estimated for Hurricane Rita, the company estimates other fourth quarter catastrophe costs to be approximately $3 million to $5 million pretax, including severe storms and tornadoes in the Midwest and a $1.4 million assessment from the Louisiana Citizens FAIR Plan related primarily to Hurricane Katrina.

These catastrophe amounts represent the estimated net losses both from claims reported to the company and from future expected claims from policyholders with hurricane damage. There can be no assurance that the ultimate costs associated with this and other catastrophic events will not exceed the company’s current estimates. These estimates will be refined as necessary, as additional information becomes available.

“Horace Mann’s favorable non-catastrophe property and casualty underwriting results in 2005 are continuing into the fourth quarter,” said Louis G. Lower II, President and Chief Executive Officer. “However, as a result of the greater than expected level of catastrophe losses to be recorded in the quarter, we are reducing our estimated 2005 full year net income before realized investment gains and losses to between $1.50 and $1.60 per share, compared to our previous guidance of $1.70 to $1.80 per share,” Lower stated.

“Catastrophe losses for 2005 are at an all-time record for the industry and represent the second-highest annual level experienced by Horace Mann. More importantly, however, is the significant devastation experienced by the individuals and families directly effected by these catastrophes,” said Lower. “Horace Mann customers can be assured that we are continuing to make every effort to ensure timely and equitable claim settlements.”

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

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